Exhibit 99.6

1505 Tyrell Lane, Boise, ID 83706
	Tel: 208.424.1027	Fax: 208.424.1030

TRADING SYMBOLS:		November 3, 2010
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL DRILLS ANOTHER PROLIFIC
WELL AT NEAL HOT SPRINGS

COMPLETES PRODUCTION WELLS NEEDED FOR PROJECT

BOISE, Idaho – November 3, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that its subsidiary, USG Oregon LLC, has successfully drilled and tested NHS-2, the fourth large diameter production well at the Neal Hot Springs geothermal project located in eastern Oregon. The production well encountered the reservoir at 2,983 feet (979 meters). The well flowed under artesian pressure at a rate of 3,027 gallons per minute (“gpm”). The production temperature of the well is 287º F (142º C). USG Oregon LLC is owned 80% by U.S. Geothermal and 20% by Enbridge Inc.

Subject to establishing reservoir pressure support by drilling additional injection wells, the four wells complete the total production wells needed for the 23 net MW project. Three existing production wells have previously been drilled and tested. Well NHS-1 intersected the reservoir at 2,287 feet (750 meters) and flows under artesian pressure at a rate of 2,315 gpm with a production temperature of 286.5º F (141º C). Well NHS-5 encountered the reservoir at 2,796 feet (917 meters) and flows at a rate of 1,500 gpm and with a production temperature of 286º F (141º C). NHS-8 intersected the reservoir at 3,604 feet (1,182 meters) and flows at a rate of 2,770 gpm with a production temperature of 287.5º F (142º C). Wells with a flowing temperature of 286º F (141º C) and a pumped flow rate of 2,000 to 3,000 gpm are considered very viable to substantiate commercial power generation.

Daniel Kunz, President and Chief Executive Officer, said “NHS-2 has the highest artesian flow rate of any well drilled at Neal Hot Springs. Like NHS-8, this is a great well. I am pleased that all four of these production wells came in under budget and we are able to reduce the total cost of the project by drilling smaller diameter injection wells”.

The four production wells were drilled with a bottom-hole diameter of 12.25 inches; however, the project has employed a second rig to drill 8 inch bottom-hole diameter, low cost injection wells. Two injection wells, NHS-13 and NHS-10, have already been drilled and tested and together are expected to take up to 1800 gpm.

About U.S. Geothermal:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

Website: www.usgeothermal.com	NYSE Amex: HTM	TSX: GTH

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated development of San Emidio, including financing, megawatt output and schedule. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described, including but not limited to, completion of the definitive agreements with Enbridge, application for and approval of long-term financing from the DOE. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com